EXHIBIT 4.1

Execution Version

REGISTRATION RIGHTS AGREEMENT

among

CSI COMPRESSCO LP

and

THE PURCHASERS NAMED ON SCHEDULE A HERETO

SCHEDULE A — Purchaser Name; Notice and Contact Information

EXHIBIT A — Selling Holders; Plan of Distribution

i

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of August 8, 2016 (this “Agreement”) is entered into by and among CSI COMPRESSCO LP, a Delaware limited partnership (the “Partnership”), and each of the Persons set forth on Schedule A hereto (the “Purchasers”).

WHEREAS, this Agreement is made in connection with the closing of the issuance and sale of the Purchased Units pursuant to the Series A Preferred Unit Purchase Agreement, dated as of August 8, 2016 (the date of such closing, the “Closing Date”), by and among the Partnership and the Purchasers (the “Purchase Agreement”); and

WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the Partnership Entities and the General Partner, on the one hand, and any Purchaser, on the other, shall not be considered Affiliates and (b) any fund or account managed, advised or subadvised, directly or indirectly, by a Purchaser or its Affiliates, shall be considered an Affiliate of such Purchaser.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Allowable Grace Period” has the meaning specified in section 2.01(d).

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by law or other governmental action to close.

“Closing Date” has the meaning set forth in the Recitals of this Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means the common units representing limited partner interests in the Partnership and having the rights and obligations specified in the Partnership Agreement.

“Effective Date” means the date of effectiveness of any Registration Statement.

“Effectiveness Period” has the meaning specified in Section 1.02.

“Eligible Market” means The New York Stock Exchange, Inc., the NYSE MKT LLC, The NASDAQ Global Select Market, The NASDAQ Capital Market or The NASDAQ Global Market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“General Partner” means CSI Compressco GP Inc., a Delaware corporation and the general partner of the Partnership.

“Grace Period” has the meaning specified in section 2.01(d).

“Holder” means the record holder of any Registrable Securities.

“Holder Underwriter Registration Statement” has the meaning specified in Section 2.02(p).

“Lead Investor” means HBC MLP LLC or its designee.

“Liquidated Damages” has the meaning specified therefor in Section 2.01(b).

“Liquidated Damages Multiplier” means the product of (i) the Purchased Unit Price and (ii) the number of Registrable Securities then held by the applicable Holder.

“Losses” has the meaning specified in Section 2.05(a).

“NASDAQ” means the Nasdaq Global Market.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, as amended.

“Partnership Entities” means, collectively the Partnership and the Partnership’s majority owned Subsidiaries.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“PIK Units” means additional Series A Preferred Units issued by the Partnership to the Purchasers as in-kind distributions pursuant to the terms of the Partnership Agreement.

“Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.

“Purchase Price” has the meaning set forth in the Purchase Agreement.

“Purchased Units” means the Series A Preferred Units to be issued and sold to the Purchasers pursuant to the Purchase Agreement.

“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.

“Registration” means any registration pursuant to this Agreement, including pursuant to a Registration Statement.

“Registrable Securities” means 130% of the Common Units issuable upon conversion of the Purchased Units and the PIK Units (without regard to any limitation or conversion included in the Partnership Agreement), all of which are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.

“Registration Expenses” has the meaning specified in Section 2.04(a).

“Registration Statement” has the meaning specified in Section 2.01(a).

“Required Holders” means the Holders of at least a majority of the Registrable Securities and shall include the Lead Investor so long as the Lead Investor or any of its Affiliates holds any Registrable Securities.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” has the meaning specified in Section 2.04(a).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Selling Holder Indemnified Persons” has the meaning specified in Section 2.05(a).

“Series A Conversion Dates” means the date on which all of the Purchased Units are convertible into Common Units pursuant to the terms of the Partnership Agreement.

“Series A Conversion Rate” has the meaning specified in the Partnership Agreement.

“Series A Preferred Units” means the Series A Preferred Units representing limited partner interests in the Partnership and having the rights and obligations specified in the Partnership Agreement.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Target Effective Date” has the meaning specified therefor in Section 2.01(a).

“Trading Day” means any day on which the Common Units are traded on the NASDAQ, or, if the NASDAQ is not the principal trading market for the Common Units, then on the principal securities exchange or securities market on which the Common Units are then traded; provided that “Trading Day” shall not include any day on which the Common Units are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Units are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security upon the earliest to occur of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement, (b) when such Registrable Security has been disposed of (excluding transfers or assignments by a Holder to an Affiliate or to another Holder or any of its Affiliates or to any assignee or transferee to whom the rights under this Agreement have been transferred pursuant to Section 2.07) pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act, (c) when such Registrable Security is held by the Partnership or one of its direct or indirect Subsidiaries, (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.07 and (e) when such Holder may sell all of the Registrable Securities without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act (the “Effectiveness Period”).

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Shelf Registration.

(a) Shelf Registration. The Partnership shall use its commercially reasonable efforts to (i) prepare and file within 90 days after the Closing Date an initial registration statement under the Securities Act to permit the public resale of Registrable Securities from time to time as permitted by Rule 415 (or any similar provision adopted by the Commission then in effect) of the Securities Act (a “Registration Statement”) and (ii) cause such initial Registration Statement to become effective no later than 180 days after the Closing Date (the “Target Effective Date”).

The Partnership will use its commercially reasonable efforts to cause such initial Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective under the Securities Act, with respect to any Holder, until the expiration of the Effectiveness Period. A Registration Statement filed pursuant to this Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership; provided that, if the Partnership is then eligible, it shall file such Registration Statement on Form S-3, provided further, that if the Partnership files a Registration Statement on Form S-1 and it is declared effective, the Partnership shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission. A Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and such Registration Statement (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement shall contain (except if otherwise directed by the Required Holders) the “Selling Holders” and “Plan of Distribution” sections in substantially the form attached hereto as Exhibit A. As soon as practicable following the Effective Date, but in any event within two (2) Trading Days of such date, the Partnership shall provide the Holders with written notice of the effectiveness of a Registration Statement. By 9:30 a.m. New York time on the Business Day following the Effective Date of any Registration Statement required to be filed pursuant to this Agreement, the Partnership shall file with the Commission in accordance with Rule 424 under the Securities Act the final prospectus to be used in connection with sales pursuant to such Registration Statement.

(b) Effect of Failures. If (A) a Registration Statement required by Section 2.01(a) covering all Registrable Securities does not become or is not declared effective by the Target Effective Date, (B) on any date after the Target Effective Date sales of all of the Registrable Securities cannot be made (other than during an Allowable Grace Period) pursuant to such Registration Statement (including, without limitation, because of a failure to keep such Registration Statement effective, a failure to disclose such information as is necessary for sales to be made pursuant to such Registration Statement or a failure to register a sufficient number of Common Units) or (C) at any time during the period commencing from the six (6) month anniversary of the Closing Date and ending at such time that all of the Registrable Securities, if a Registration Statement is not available for the resale of all of the Registrable Securities, may be sold without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1), if the Partnership shall (i) fail for any reason to satisfy the requirements of Rule 144(c)(1), including, without limitation, the failure to satisfy the current public information requirements under Rule 144(c) or (ii) if the Partnership has ever been an issuer described in Rule 144(i)(1)(i) or becomes such an issuer in the future, and the Partnership shall fail to satisfy any condition set forth in Rule 144(i)(2) (collectively, the “Obligation Failures”), then each Holder shall be entitled to a payment (with respect to each of the Holder’s Registrable Securities), as sole monetary remedy for the damages to any Holder by reason of any such delay in or reduction of its ability to sell the Registrable Securities (which remedy shall not be exclusive of any other remedies available in equity, including, without limitation, specific performance), as liquidated damages and not as a penalty, (i) for each non-overlapping 30-day period for the first 60 days following the Target Effective Date, an amount equal to 0.25% per annum of the Liquidated Damages Multiplier, which shall accrue daily, and (ii) for each non-overlapping 30-day period beginning on the 61st day following the Target Effective Date, an amount equal to the amount set forth in clause (i) plus an additional 0.25% per annum of the Liquidated Damages Multiplier for each subsequent 60 days (i.e., 0.5% for 61-120 days, 0.75% for 121-180 days, and 1.0% thereafter), which shall accrue daily, up to a maximum amount equal to 1.0% of the Liquidated Damages Multiplier per non-overlapping 30 day period (the “Liquidated Damages”), until such time as such Obligation Failure has been cured in full, and any payment of Liquidated Damages shall be prorated for any period of less than 30 days in which the payment of Liquidated Damages ceases. The Liquidated Damages shall be payable within 10 Business Days after the end of each such 30 day period in immediately available funds to the account or accounts specified by the applicable Holders in writing. Any amount of Liquidated Damages shall be prorated for any period of less than 30 days accruing during any period for which a Holder is entitled to Liquidated Damages hereunder. In the event the Partnership fails to pay any Liquidated Damages in a timely manner, such Liquidated Damages shall bear interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) until paid in full. Notwithstanding the foregoing, if the Partnership certifies that it is unable to pay Liquidated Damages (including, without limitation, any accrued interest thereon) in cash because such payment would result in a breach under the Partnership’s Compressco Credit Facility (as defined in the Purchase Agreement) as existing on the date hereof (without any amendment, change or modification thereof on or after the date hereof), then the Partnership may pay the Liquidated Damages in kind in the form of the issuance of additional PIK Units, which amount of Liquidated Damages (including, without limitation, any accrued interest thereon) due pursuant to this Section 2.01(b) shall increase the dollar amount underlying the Series A Preferred Units held by such Holder.

(c) Waiver of Liquidated Damages. If the Partnership is unable to cause a Registration Statement to become effective on or before the Target Effective Date, then the Partnership may request a waiver of the Liquidated Damages, which may be granted by the consent of the Holders of at least 75% of the Registrable Securities and shall include the Lead Investor so long as the Lead Investor or any of its Affiliates holds any Registrable Securities, in their sole discretion, and which such waiver shall apply to all Holders of Registrable Securities included in such Registration Statement.

(d) Delay Rights. Notwithstanding anything to the contrary contained herein, at any time after the Effective Date, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in a Registration Statement (a “Delay Notice”), suspend such Selling Holder’s use of any prospectus which is a part of such Registration Statement (in which event the Selling Holder shall suspend sales of the Registrable Securities pursuant to such Registration Statement) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith and on the advice of counsel that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Registration Statement or (ii) the Partnership has experienced some other material non-public event, the disclosure of which at such time, in the good faith judgment of the Partnership and its counsel, would materially and adversely affect the Partnership (each, a “Grace Period”); provided, however, that in no event shall any Grace Period exceed thirty (30)

consecutive Trading Days, or an aggregate of sixty (60) Trading Days during any three hundred sixty five (365) day period and the first day of any Grace Period must be at least five (5) Trading Days after the last day of any prior Grace Period (each, an “Allowable Grace Period”). Each Delay Notice shall notify the Holders of the existence of material, non-public information giving rise to the delay rights being exercised pursuant to this Section 2.01(d) (provided that in each Delay Notice the Partnership will not disclose the content of such material, non-public information to the Purchasers), and notify the Holders the dates on which the Grace Period begins. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt written notice to the Selling Holders whose Registrable Securities are included in such Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement. For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Holders receive the Delay Notice and shall end on and include the later of the date the Holders receive a written notice of the end of such Grace Period pursuant to the immediately preceding sentence and the date referred to in such notice. Notwithstanding anything to the contrary, the Partnership shall cause its transfer agent to deliver unlegended Common Units to a transferee of a Holder in connection with any sale of Registrable Securities with respect to which a Holder has entered into a contract for sale, prior to such Holder’s receipt of the Delay Notice and for which such Purchaser has not yet settled, unless the Partnership and its counsel determine that such sale may violate the Securities Act.

(e) Legal Counsel. The Required Holders shall have the right to select one legal counsel to review and oversee any registration pursuant to Section 2.01(a) (“Legal Counsel”), which shall be Schulte Roth & Zabel LLP or such other counsel as thereafter designated by the Required Holders. The Partnership and Legal Counsel shall reasonably cooperate with each other in performing the Partnership’s obligations under this Agreement.

Section 2.02 Further Obligations. In connection with its obligations under this Article II, the Partnership will:

(a) promptly prepare and file with the Commission such amendments (including post-effective amendments) and supplements to a Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective at all times during the Effectiveness Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 2.02(a)) by reason of the Partnership filing a report on Form 10-K, Form 10-Q or Form 8-K or any analogous report under the Exchange Act, the Partnership shall have incorporated such report by reference into such Registration Statement, if applicable, or shall use its commercially reasonable efforts to file such amendments or supplements with the Commission on the same day on which the Exchange Act report is filed which created the requirement for the Partnership to amend or supplement such Registration Statement;

(b) furnish to each Selling Holder and Legal Counsel (i) as far in advance as reasonably practicable, but in any event at least five (5) Business Days, before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder and Legal Counsel the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and, to the extent timely received, make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, (ii) promptly after the same is prepared and filed with the Commission, such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement and (iii) upon the effectiveness of any Registration Statement, one copy of the prospectus included in such Registration Statement and all amendments and supplements thereto;

(c) if applicable, use its commercially reasonable efforts to promptly register or qualify the Registrable Securities covered by any Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d) promptly notify each Selling Holder in writing (provided that in no event shall such notice contain any material, nonpublic information), at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to a Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to any such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(e) promptly notify each Selling Holder in writing (provided that in no event shall such notice contain any material, nonpublic information), at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is reasonably necessary to remove a stop order, suspension, threat thereof or proceedings related thereto. By 9:30 a.m. New York City time on the Business Day following the date any post-effective amendment has become effective, the Partnership shall file with the Commission in accordance with Rule 424 under the Securities Act the final prospectus to be used in connection with sales pursuant to such Registration Statement;

(f) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission, the staff of the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(g) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;

(h) use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;

(i) use its commercially reasonable efforts to cause Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(j) provide a transfer agent and registrar for all Registrable Securities covered by any Registration Statement not later than the Effective Date of such Registration Statement;

(k) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of Registrable Securities (including making appropriate officers of the General Partner available to participate in customary marketing activities);

(l) if reasonably requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable

Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(m) if reasonably required by the Partnership’s transfer agent, the Partnership shall promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to transfer such Registrable Securities without legend upon sale by the Holder of such Registrable Securities under the Registration Statement;

(n) use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension as soon as reasonably practicable and to notify Legal Counsel and each Holder who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose;

(o) make generally available to its security holders as soon as practical, but not later than ninety (90) days after the close of the period covered thereby, an earnings statement (in form complying with, and in the manner provided by, the provisions of Rule 158 under the securities Act) covering a twelve-month period beginning not later than the first day of the Partnership’s fiscal quarter next following the applicable Effective Date of a Registration Statement; and

(p) if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the Registration Statement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), then the Partnership will reasonably cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof. In addition, at any Holder’s request, the Partnership will furnish to such Holder, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request (provided that such request shall not be more frequently than on an annual basis unless such Holder is offering Registrable Securities pursuant to a Holder Underwriter Registration Statement), (i) a “comfort” letter, dated such date, from the Partnership’s independent certified public accountants in form and substance as has been customarily given by independent certified public accountants to underwriters in underwritten public offerings of securities by the Partnership, addressed to such Holder, (ii) an opinion, dated as of such date, of counsel representing the Partnership for purposes of the Holder Underwriter Registration Statement, in form, scope and substance as has been customarily given in underwritten public offerings of securities by the Partnership, including standard “10b-5” negative assurance for such offerings, addressed to such Holder and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the General Partner addressed to the Holder, as has been customarily given by such officers in underwritten public offerings of securities by the Partnership. The Partnership will also use its reasonable efforts to provide Legal Counsel to such Holder with an opportunity to review and comment upon any such Holder Underwriter Registration Statement, and any amendments and supplements thereto, prior to its filing with the Commission.

Notwithstanding anything to the contrary in this Section 2.02, the Partnership will not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any public disclosure or filing with the Commission or any Eligible Market (provided, however, that the foregoing shall not prohibit the Partnership from including the disclosure found in the “Plan of Distribution” section attached hereto as Exhibit A in a Registration statement), without such Holder’s express prior written consent. If the staff of the Commission requires the Partnership to name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not give its express prior written consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence as set forth in subsection (p) of this Section 2.02 with respect to the Partnership at the time such Holder’s consent is sought.

Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (g) of this Section 2.02, shall promptly discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (g) of this Section 2.02 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.03 Cooperation by Holders. The Partnership shall have no obligation to include Registrable Securities of a Holder in a Registration Statement who has failed to timely furnish such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act. To the extent the Partnership requires any information from any Holder for inclusion in a Registration statement, it shall deliver a written notice to such Holder requesting such Holder to deliver such information within five (5) Business Days of the receipt by such Holder of such written notice.

Section 2.04 Expenses.

(a) Certain Definitions. “Registration Expenses” shall not include Selling Expenses but otherwise means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.01, and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and NASDAQ fees (or fees of any other principal trading market on which the Common Units then trade), all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions and transfer taxes allocable to the sale of the Registrable Securities.

(b) Expenses. The Partnership will pay all reasonable Registration Expenses, as determined in good faith, in connection with a shelf Registration, whether or not any sale is made pursuant to such shelf Registration. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. In addition, except as otherwise provided in Section 2.05, the Partnership shall not be responsible for professional fees (including legal fees) incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

Section 2.05 Indemnification.

By the Partnership. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, partners, employees, members, representatives and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and their respective directors, officers, managers, partners, employees, members, representatives or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the applicable Registration Statement or other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto, or any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading or (ii) any violation or alleged violation by the Partnership of this Agreement, the Securities Act or the Exchange Act, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based solely upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the applicable Registration Statement or other registration statement, or prospectus supplement, as applicable.

Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

(a) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, the Partnership Entities, the General Partner’s directors, officers, employees and agents and each Person, who, directly or indirectly, controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to Losses incurred solely and to the extent of information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereto or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(b) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.05(c) except to the extent that the indemnifying party is materially prejudiced by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.05 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably satisfactory to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party may be entitled to indemnification hereunder without the prior written consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete and unconditional release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.

(c) Contribution. If the indemnification provided for in this Section 2.05 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of net proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party in writing, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(d) Other Indemnification. The provisions of this Section 2.05 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.06 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar provision then in effect), at all times from and after the date hereof;

(b) file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Partnership that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect), the Securities Act and the Exchange Act, and (ii) unless otherwise available via the

Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.07 Transfer or Assignment of Registration Rights. The rights to cause the Partnership to register Registrable Securities under this Article II may be transferred or assigned by each Holder to one or more transferees or assignees of Registrable Securities or securities convertible into Registrable Securities; provided, however, that (a) unless any such transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Holder, the amount of Registrable Securities or securities convertible into Registrable Securities, as applicable, transferred or assigned to such transferee or assignee shall represent at least $5 million of Registrable Securities (determined by multiplying the number of Registrable Securities (on an as-converted basis without regard to any limitations on conversions and/or redemptions of the Series A Preferred units) owned by the average of the closing price on the NASDAQ (or any other principal trading market on which the Common Units then trade) for the Common Units for the ten (10) Trading Days preceding the date of such transfer or assignment), (b) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.01 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, personal delivery or email to the following addresses:

(a) If to the Purchasers, to the addresses set forth on Schedule A, with a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Eleazer Klein, Esq.

Facsimile: (212) 593-5955

Email: eleazer.klein@srz.com

(b) If to the Partnership:

CSI Compressco GP Inc.

CSI Compressco LP

3809 S. FM 1788

Midland, Texas 79706

Attention: Timothy A. Knox, President

Email: tim.knox@csicompressco.com

with a copy to (which shall not constitute notice):

TETRA Technologies, Inc.

24955 Interstate 45 North

The Woodlands, Texas 77380

Attention: Bass C. Wallace, Jr.

Email: bwallace@tetratec.com

and

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston TX 77002-6760

Attention: David P. Oelman

Email: doelman@velaw.com

or to such other address as the Partnership or the Purchasers may designate to each other in writing from time to time or, if to a transferee or assignee of the Purchasers or any transferee or assignee thereof, to such transferee or assignee at the address provided pursuant to Section 2.07. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile or email copy, if sent via facsimile or email; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 3.02 Binding Effect. This Agreement shall be binding upon the Partnership, each of the Purchasers and their respective successors and permitted assigns, including subsequent Holders of Registrable Securities to the extent permitted herein. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 3.03 Assignment of Rights. Except as provided in Section 2.07, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.

Section 3.04 Recapitalization, Exchanges, Etc. Affecting Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

Section 3.05 Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 3.06 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 3.07 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 3.08 Governing Law, Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of New York, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 3.09 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS

AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 3.10 Entire Agreement. This Agreement, the Purchase Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the Purchase Agreement with respect to the rights granted by the Partnership or any of its Affiliates or the Purchasers or any of their respective Affiliates set forth herein or therein. This Agreement, the Purchase Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11 Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership and the Required Holders. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Partnership or any Purchaser from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver or consent has been made or given.

Section 3.12 No Presumption. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 3.13 Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that, other than as set forth herein, no Person other than the Purchasers, the Selling Holders, their respective permitted assignees and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of such Persons may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of such Persons or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligation or its creation, except, in each case, for any assignee of any Purchaser or a Selling Holder hereunder.

Section 3.14 Interpretation. Article, Section and Schedule references in this Agreement are references to the corresponding Article, Section or Schedule to this Agreement, unless otherwise specified. All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Section 3.15 Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

CSI COMPRESSCO LP

By:	CSI COMPRESSCO GP INC, its general partner

	By:	/s/ Timothy A. Knox
	Name:	Timothy A. Knox
	Title:	President

Signature Page to Registration Rights Agreement

HBC MLP LLC

By: Hudson Bay Capital Management LP, as its Investment Manager

By:	/s/ Sander Gerber
Name:	Sander Gerber
Title:	Authorized Signatory of its Manager

OPPENHEIMER STEELPATH MLP INCOME FUND

By:	/s/ Brian Watson
Name:	Brian Watson
Title:	Vice President

CSI COMPRESSCO INVESTMENT LLC

By: CSI Compressco GP Inc., its sole member

By:	/s/ Timothy A. Knox
Name:	Timothy A. Knox
Title:	President

Signature Page to Registration Rights Agreement

Schedule A

Purchaser Name; Notice and Contact Information

Purchaser	Contact Information
HBC MLP LLC

c/o Hudson Bay Capital Management LP

777 Third Avenue, 30th Floor

New York, New York 10017

Attention: Yoav Roth

                George Antonopoulos

Facsimile:  646-214-7946

Telephone: 212-571-1244

E-mail: investments@hudsonbaycapital.com

             operations@hudsonbaycapital.com

Oppenheimer Steelpath MLP Income Fund	Oppenheimer Steelpath MLP Income Fund 2100 McKinney Ave, Suite 1401 Dallas, TX 75201 Attention: Brian Watson

CSI Compressco Investment LLC	c/o CSI Compressco GP Inc. 24955 Interstate 45 North The Woodlands, Texas 77380 Attention: Timothy A. Knox E-mail: tim.knox@csicompressco.com

Schedule A-1

Exhibit A

Selling Holders

The Common Units being offered by the selling holders are those issuable upon conversion of the Series A Preferred Units. We are registering the Common Units in order to permit the selling holders to offer the Common Units for resale from time to time. Except for the ownership of the Series A Preferred Units and                 , the selling holders have not had any material relationship with us within the past three years.

The table below lists the selling holders and other information regarding the beneficial ownership of the Common Units. The second column lists the number of Common Units beneficially owned by each selling holder, based on its ownership of the Series A Preferred Units, as of             , 2016, assuming conversion of all Series A Preferred Units held by the selling holders on that date, without regard to any limitations on conversions and/or redemptions of the Series A Preferred Units.

The third column lists the Common Units being offered by this prospectus by the selling holders.

In accordance with the terms of a registration rights agreement with the holders of the Series A Preferred Units, this prospectus generally covers the resale of all of 130% of the maximum of the sum of (i) the Common Units issued and issuable pursuant to the Series A Preferred Units and (ii) the Common Units issued and issuable pursuant to the PIK Units, each as of the Trading Day immediately preceding the date the registration statement is initially filed with the Commission, subject to adjustment as provided in the registration rights agreement and in each case without regard to any limitations on the issuance of Common Units pursuant to the terms of the Series A Preferred Units. Because the conversion price of the Series A Preferred Units may be adjusted, the number of Common Units that will actually be issued may be more or less than the number of Common Units being offered by this prospectus. The fourth column assumes the sale of all of the Common Units offered by the selling holders pursuant to this prospectus.

Under the terms of the Series A Preferred Units, a selling shareholder may not convert the Series A Preferred Units, to the extent such conversion would cause such selling shareholder, together with its affiliates, to beneficially own a number of Common Units which would exceed 9.99% of our then outstanding Common Units following such conversion, excluding for purposes of such determination Common Units issuable upon conversion of the Series A Preferred Units which have not been converted. The number of Common Units in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their Common Units in this offering. See “Plan of Distribution.”

The selling holders may sell all, some or none of their Common Units in this offering. See “Plan of Distribution.”

Exhibit A

Name of Selling Holder	Number of Common Units Owned Prior to Offering	Maximum Number of Common Units to be Sold Pursuant to this Prospectus	Number of Common Units Owned After Offering

Exhibit A

Plan of Distribution

We are registering the Common Units issuable upon conversion of the Series A Preferred Units to permit the resale of Common Units by the holders of the Series A Preferred Units from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling holders of the Common Units. We will bear all fees and expenses incident to our obligation to register the Common Units.

The selling holders may sell all or a portion of the Common Units beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Common Units are sold through underwriters or broker-dealers, the selling holders will be responsible for underwriting discounts or commissions or agent’s commissions. The Common Units may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the Common Units may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the Common Units as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in exchange distributions in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	as short sales;

•	as sales pursuant to Rule 144;

•	as broker-dealers may agree with the selling holders to sell a specified number of such Common Units at a stipulated price per unit;

•	in a combination of any such methods of sale; and

•	in any other method permitted pursuant to applicable law.

If the selling holders effect such transactions by selling Common Units to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling holders or commissions from purchasers of the Common Units for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of

Exhibit A

transactions involved). In connection with sales of the Common Units or otherwise, the selling holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Units in the course of hedging in positions they assume. The selling holders may also sell Common Units short and deliver Common Units covered by this prospectus to close out short positions and to return borrowed Common Units in connection with such short sales. The selling holders may also loan or pledge Common Units to broker-dealers that in turn may sell such units.

The selling holders may pledge or grant a security interest in some or all of the Series A Preferred Units or Common Units owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Units from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(7) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling holders to include the pledgee, transferee or other successors in interest as selling holders under this prospectus. The selling holders also may transfer and donate the Common Units in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling holders and any broker-dealer participating in the distribution of the Common Units may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Common Units is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Common Units being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Common Units may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Common Units may not be sold unless such units have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling holder will sell any or all of the Common Units registered pursuant to the registration statement, of which this prospectus forms a part.

The selling holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Units by the selling holders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Common Units to engage in market-making activities with respect to the Common Units. All of the foregoing may affect the marketability of the Common Units and the ability of any person or entity to engage in market-making activities with respect to the Common Units.

Exhibit A

We will pay all expenses of the registration of the Common Units pursuant to the registration rights agreement, estimated to be $         in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling holders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling holders will be entitled to contribution. We may be indemnified by the selling holders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling holder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Common Units will be freely tradable in the hands of persons other than our affiliates.

Exhibit A